Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

7.00% MANDATORY CONVERTIBLE PREFERRED STOCK

of

TENET HEALTHCARE CORPORATION

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Biggs C. Porter, Chief Financial Officer of Tenet Healthcare Corporation, a Nevada corporation (the “Corporation”), hereby certifies that the Board of Directors of the Corporation, pursuant to the authority granted in Article 4 of the Amended and Restated Articles of Incorporation of the Corporation and the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, has duly authorized the creation of a new series of preferred stock and, acting through an authorized committee (the “Committee”), has duly adopted the following resolution creating a series of preferred stock to be designated “7.00% Mandatory Convertible Preferred Stock”, as follows:

RESOLVED, that, pursuant to Article 4 of the Amended and Restated Articles of Incorporation (which authorizes 2,500,000 shares of preferred stock, par value $.15 per share) and the authority conferred on the Board of Directors, the Board of Directors of the Corporation, acting through the Committee, hereby designates and establishes a new series of preferred stock and does hereby fix the powers, designations, preferences, limitations, restrictions and relative rights of such series of preferred stock as follows:

1. Number and Designation. A new series of preferred stock consisting of 345,000 shares of preferred stock, par value $0.15 per share is hereby established and designated as “7.00% Mandatory Convertible Preferred Stock” (the “Preferred Stock”).

2. Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Articles of Incorporation, unless the context otherwise requires:

“Additional Amount” has the meaning assigned to it in Section 6(c) hereof.

“Adjustment Date” has the meaning assigned to it in Section 11(l) hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation.

“Applicable Market Value” means the average of the Closing Prices per share of Common Stock (or any other security, cash or other property which the Preferred Stock becomes convertible into in connection with any Reorganization Event) on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

“Average Price” has the meaning assigned to it in Section 4(e) hereof.

“Board of Directors” means the Board of Directors of the Corporation and shall include any duly authorized committee thereof.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate” means the Certificate of Designation of the Preferred Stock.

“Closing Price” of a share of Common Stock (or any other security, cash or other property which the Preferred Stock becomes convertible into in connection with any Reorganization Event) on any Trading Day means (i) the last reported sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such day reported by the New York Stock Exchange, or, if shares of Common Stock (or such other property) are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock (or such other property) are listed, (ii) if shares of Common Stock (or such other property) are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that day for a share of Common Stock (or such other property) in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization or (iii) if shares of Common Stock (or such other property) are not traded on a U.S. national or regional securities exchange or so quoted by Pink OTC Markets Inc. or a similar organization, the market price of a share of Common Stock (or such other property) on that day as determined by a nationally recognized independent investment banking firm retained by the Corporation for the purpose of determining the Closing Price (which may be one of the underwriters), in each case, subject to adjustment as set forth under Section 11(k) hereof.

“Committee” has the meaning assigned to it in the preamble to this Certificate.

“Common Stock” means the common stock, par value $0.05 per share, of the Corporation, subject to Section 13 hereof.

“Conversion Agent” has the meaning assigned to it in Section 20(a) hereof.

“Conversion Rate” has the meaning assigned to it in Section 6(b) hereof.

“Corporation” has the meaning assigned to it in Section 1 hereof, and shall include any successor to such Corporation.

“Depositary” means DTC or its successor depositary.

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2010 and ending on the Mandatory Conversion Date.

“Dividend Period” means, with respect to Preferred Stock, a period commencing on and including a Dividend Payment Date (or if no previous Dividend Payment Date has occurred, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date and, with respect to Parity Stock, has a meaning correlative thereto.

“DTC” means The Depository Trust Company, New York, New York.

“Early Conversion Additional Amount” has the meaning assigned to it in Section 7(b) hereof.

“Early Conversion Market Value” has the meaning assigned to it in Section 7(b) hereof.

“Ex-dividend Date” is the first date upon which a sale of Common Stock does not automatically transfer the right to receive the relevant dividend, issuance or distribution from the seller of Common Stock to its buyer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning assigned to it in Section 11(e) hereof.

“Expiration Time” has the meaning assigned to it in Section 11(e) hereof.

“Fair Market Value” of a unit of property means the amount per unit that a willing buyer would pay a willing seller in an arm’s-length transaction of such property, unless otherwise stated, as determined in good faith by the Corporation.

“Fixed Conversion Rates” means the Minimum Conversion Rate and the Maximum Conversion Rate, collectively.

“Floor Price” has the meaning assigned to it in Section 4(e) hereof.

“Global Preferred Shares” has the meaning assigned to it in Section 18(a) hereof.

“Holder” means the Person in whose name shares of the Preferred Stock are registered, which the Corporation, the Transfer Agent, the Registrar, the Conversion Agent and the Paying Agent shall deem to be the owner of such shares of Preferred Stock for the purpose of making dividend payments on, and settling conversions of, as well as for other purposes relating to, such shares of Preferred Stock.

“Initial Price” means $5.85, subject to adjustment as set forth under Section 11 hereof.

“Issue Date” means September 25, 2009.

“Junior Stock” has the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 5(a) hereof.

“Make-whole Amount” has the meaning assigned to it in Section 8(b) hereof.

“Make-whole Conversion Period” means, with respect to a Make-whole Event, the period beginning on the Make-whole Effective Date for such Make-whole Event and ending at 5:00 p.m., New York City time, on the date that is 20 Business Days after such Make-whole Effective Date (or, if earlier, the Mandatory Conversion Date).

“Make-whole Conversion Rate” means, with respect to a Make-whole Event, the conversion rate determined by reference to the table below and which is based on the Make-whole Effective Date and the Make-whole Market Value paid (or deemed paid) per share of Common Stock in the Make-whole Event.

	Make-whole Effective Date
Make-whole Market Value	September 25, 2009	April 1, 2010	October 1, 2010	April 1, 2011	October 1, 2011	April 1, 2012	October 1, 2012
$1.00	170.9402	170.9402	170.9402	170.9402	170.9402	170.9402	170.9402
$2.00	160.6805	163.2539	165.7632	168.0780	169.8705	170.7029	170.9402
$3.00	153.8904	156.5609	159.5213	162.8674	166.5753	169.9555	170.9402
$4.00	148.9136	151.1307	153.6945	156.8227	160.8790	166.4118	170.9402
$5.00	145.5966	147.3060	149.2769	151.6948	154.9315	160.0170	170.9402
$5.85	143.7336	145.0897	146.6176	148.4357	150.7700	154.2553	170.9402
$7.02	142.1300	143.1390	144.2240	145.4255	146.7785	148.2266	142.4501
$8.00	141.3442	142.1622	143.0070	143.8814	144.7342	145.2454	142.4501
$10.00	140.6060	141.2079	141.7944	142.3457	142.7823	142.8482	142.4501
$15.00	140.5145	140.9452	141.3528	141.7285	142.0462	142.2720	142.4501
$20.00	140.8107	141.1716	141.5071	141.8114	142.0695	142.2712	142.4501
$30.00	141.1635	141.4347	141.6792	141.8975	142.0917	142.2717	142.4501
$50.00	141.3402	141.5443	141.7336	141.9148	142.0935	142.2717	142.4501
$75.00	141.3719	141.5589	141.7383	141.9155	142.0935	142.2717	142.4501
$100.00	141.3772	141.5607	141.7386	141.9155	142.0935	142.2717	142.4501

The Make-whole Market Values set forth in the first column of the above table shall be adjusted as of any date on which the Fixed Conversion Rates are adjusted pursuant to Section 11 hereof. The adjusted Make-whole Market Values shall equal the

Make- whole Market Values applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Make-whole Market Value adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the rates in the table shall be subject to adjustment in the same manner as each Fixed Conversion Rate as set forth under Section 11 hereof.

If the exact Make-whole Market Value or Make-whole Effective Date is not set forth in the above table, and

•

if the Make-whole Market Value is between two prices on the table or the Make-whole Effective Date is between two dates on the table, the Make-whole Conversion Rate shall be determined by a straight-line interpolation between the rates set forth for the higher and lower Make-whole Market Values and the two Make-whole Effective Dates, as applicable, based on a 365-day year;

•

if the Make-whole Market Value is in excess of $100.00 per share (subject to adjustment as described in the immediately preceding paragraph), then the Make-whole Conversion Rate shall be the Minimum Conversion Rate, subject adjustments as set forth under Section 11 hereof; and

•

if the Make-whole Market Value is less than $1.00 per share (subject to adjustment as described in the immediately preceding paragraph), then the Make-whole Conversion Rate shall be the Maximum Conversion Rate, subject to adjustments as set forth under Section 11 hereof.

“Make-whole Effective Date” means, with respect to a Make-whole Event, the date on which such Make-whole Event occurs or becomes effective.

“Make-whole Event” means the occurrence of any of the following:

(1) the consummation of any transaction or event (whether by means of liquidation, share exchange, tender offer, consolidation, combination, recapitalization, reclassification, merger of the Corporation or any sale, lease or other transfer of all or substantially all of the Corporation’s assets and those of the Corporation’s consolidated subsidiaries) or a series of related transactions or events pursuant to which 50% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration, more than 10% of the value of which (as of the date of consummation) is not common stock, depositary receipts or other securities representing common equity interest that is listed on, or immediately after the transaction or event shall be listed on, the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

(2) shares of the Common Stock (or any other shares of common stock, depository receipts or other securities representing common equity interests into which the Preferred Stock becomes convertible in connection with any Reorganization Event) cease to be listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Make-whole Market Value” means, with respect to a Make-whole Event, the price paid (or deemed paid) per share of Common Stock in such Make-whole Event. If the holders of Common Stock receive only cash in a Make-whole Event (in a single per share amount), the Make-whole Market Value shall be the cash amount paid per share. Otherwise, the Make-whole Market Value shall be the average of the Closing Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-whole Effective Date.

“Mandatory Conversion Date” means October 1, 2012.

“Market Disruption Event” means the occurrence or existence for more than one-half hour in the aggregate on any Scheduled Trading Day for the Common Stock (or any other security, cash or other property which the Preferred Stock becomes convertible into in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) or quoting, if applicable, in the Common Stock (or such other property) or in any options, contracts or future contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“Maximum Conversion Rate” means 170.9402 shares of Common Stock issuable upon conversion of a share of Preferred Stock, subject to adjustment as set forth under Section 11 hereof.

“Minimum Conversion Rate” means 142.4501 shares of Common Stock issuable upon conversion of a share of Preferred Stock, subject to adjustment as set forth under Section 11 hereof.

“Officer” means any of the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Optional Conversion Date” has the meaning assigned to it in Section 10(a) hereof.

“Outstanding” means, when used with respect to Preferred Stock, as of any date of determination, all shares of Preferred Stock outstanding as of such date; provided that, in determining whether the Holders have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be “Outstanding”, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be “Outstanding”.

“Parity Stock” has the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” has the meaning assigned to it in Section 20(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” has the meaning assigned to it in Section 1 hereof.

“Preferred Stock Director” has the meaning assigned to it in Section 14(c) hereof.

“Record Date” means (i) with respect to the dividends on Preferred Stock payable on a Dividend Payment Date, the fifteenth calendar day of the month prior to the month in which such Dividend Payment Date occurs but only to the extent a dividend has been declared by the Board of Directors to be payable on such Dividend Payment Date, or, with respect to dividends on Preferred Stock payable on a date other than a Dividend Payment Date, such other date, not more than 60 days and not less than 10 days preceding such applicable payment date, as shall be fixed by the Board of Directors and (ii) with respect to any dividend or distribution on Common Stock where, or other transaction or event in which, the holders of Common Stock have the right to receive any cash, security or other property, or transaction or event in which shares of Common Stock (or other applicable security) are exchanged for or converted into any combination of cash, security or other property, including for purposes of adjustments to the Fixed Conversion Rates pursuant to Section 11 hereof, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise). Such Record Date shall apply regardless of whether a particular Record Date is a Business Day.

“Reference Property” has the meaning assigned to it in Section 13(a) hereof.

“Registrar” has the meaning assigned to it in Section 16 hereof.

“Reorganization Event” has the meaning assigned to it in Section 13(a) hereof.

“Reorganization Event Conversion” has the meaning assigned to it in Section 9 hereof.

“Reorganization Event Conversion Date” has the meaning assigned to it in Section 9 hereof.

“Reorganization Event Conversion Notice” has the meaning assigned to it in Section 9 hereof.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which Common Stock is listed or admitted for trading or, if Common Stock is not listed or admitted for trading on any U.S. national or regional securities exchange or market, a Business Day.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” has the meaning assigned to it in Section 3(c) hereof.

“Spin-off” has the meaning assigned to it in Section 11(c) hereof.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation, one or more Subsidiaries of the Corporation or the Corporation and one or more Subsidiaries of the Corporation hold a majority interest in the equity capital or profits of such partnership or (c) any other Person (other than a corporation) in which the Corporation, one or more Subsidiaries of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tender Offer Valuation Period” has the meaning assigned to it in Section 11(e) hereof.

“Threshold Appreciation Price” means $7.02, subject to adjustment as set forth under Section 11 hereof.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) (x) the New York Stock Exchange is open for trading, or, if the Common Stock (or any other security, cash or other property which the Preferred Stock becomes convertible into in connection with any Reorganization Event) is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which the Common Stock (or such other property) is listed is open for trading, (y) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange but is quoted on the over-the-counter market by Pink OTC Markets Inc. or a similar organization, Pink OTC Markets Inc. or such similar organization, as applicable, is open for quoting or (z) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange nor quoted by Pink OTC Markets Inc. or a similar organization, such day is a Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system or, if applicable, regular quoting on the relevant quotation system.

“Transfer Agent” has the meaning assigned to it in Section 16 hereof.

“Valuation Period” has the meaning assigned to it in Section 11(c) hereof.

3. Rank. The Preferred Stock shall, with respect to dividend rights and rights upon the liquidation, the winding-up or the dissolution of the Corporation, rank:

(a) senior to the Common Stock and each class or series of Capital Stock of the Corporation that has terms which provide that such class or series ranks junior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Junior Stock”);

(b) on a parity with each class or series of Capital Stock of the Corporation that has terms which provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”); and

(c) junior to each class or series of Capital Stock of the Corporation (other than Common Stock) with terms that do not expressly provide that such class or series ranks junior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Senior Stock”).

4. Dividends. (a) Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends at the rate per annum of 7.00% on the Liquidation Preference of $1,000 per each Outstanding Share of Preferred Stock (equivalent to $70.00 per annum per share), payable in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock as set forth herein. If declared, such dividends on the Preferred Stock shall be payable quarterly on each Dividend Payment Date of each year up to and including the Mandatory Conversion Date, commencing January 1, 2010 at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from September 25, 2009, whether or not a dividend is declared by the Board of Directors.

(b) Dividends shall accrue and accumulate at such annual rate if the Corporation fails to pay one or more dividends in any amount, whether or not declared or the Corporation is then legally prohibited under Nevada law to pay such dividends. If declared, dividends shall be payable on the relevant Dividend Payment Date to the Holders of record of shares of the Preferred Stock as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the Record Date for such dividend, whether or not such Holders convert their shares of Preferred Stock, the Corporation elects to convert the shares at its option, or such shares of Preferred Stock are automatically converted, after 5:00 p.m., New York City time, on a Record Date and prior to 9:00 a.m., New York City time, on the immediately following Dividend Payment Date. The Record Dates shall apply regardless of whether a particular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment shall be made to Holders on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to such delay. Any declaration by the Corporation of a dividend payable on Preferred Stock on any Dividend Payment Date shall be made prior to the fifteenth day of the calendar month prior to the calendar month in which such Dividend Payment Date shall occur. Accumulated and unpaid dividends on the Preferred Stock for any past Dividend Periods may be declared by the Board of Directors and paid to Holders at any time, without reference to any Dividend Payment Date, to Holders of record at 5:00 p.m., New York City time, on the related Record Date.

(c) The amount of dividends payable on the Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four. The amount of dividends payable on the Preferred Stock for any period other than a full Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year consisting of twelve 30-day months. The initial dividend on the Preferred Stock for the first Dividend Period shall be $18.67 per share and will be payable, if declared, on January 1, 2010. Each subsequent quarterly dividend on the Preferred Stock, when, as and if declared, will be $17.50 per share. Accumulated dividends on the Preferred Stock shall not bear interest if dividends are paid subsequent to the applicable Dividend Payment Date.

(d) For so long as the Preferred Stock is outstanding, no dividend shall be declared or paid upon, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon, any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of its Subsidiaries through a sinking fund or otherwise, in each case unless all accumulated and unpaid dividends, if any, through, but not including, the most recent Dividend Payment Date on the shares of Preferred Stock and any Parity Stock have been paid in full or set apart for payment; provided that the Corporation may redeem, repurchase or otherwise acquire for consideration Junior Stock or Parity Stock with Junior Stock and cash for fractional shares of such Junior Stock or Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other. If dividends on the Preferred Stock are payable in Common Stock as set forth below and the Corporation is required to withhold on distributions of Common Stock to a Holder and the Corporation pays the applicable withholding taxes, the Corporation may, at its option, set off any such payment against payments of cash or shares of Common Stock payable to such Holder.

(e) Subject to the limitations described below, the Corporation may, at its option, pay any dividend on shares of the Preferred Stock:

(i)	in cash;

(ii)	in shares of Common Stock; or

(iii)	through any combination of cash and shares of Common Stock.

The Corporation shall make each dividend payment on the Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock. If the Corporation elects to pay all or a portion of a dividend in shares of Common Stock, the Corporation shall give the Holders notice of such election and of the portion of such payment that shall be made in cash and the portion that shall be made in shares of Common Stock, which notice shall be delivered no later than ten Trading Scheduled Days prior to the Dividend Payment Date. If the Corporation elects to make such payment, or any portion thereof, in shares of Common Stock, such shares of Common Stock delivered in payment or partial payment of a dividend shall be valued at 97% of the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the Dividend Payment Date (the “Average Price”). Notwithstanding the foregoing, in no event shall the number of shares of Common Stock that the Corporation shall deliver in payment of all or a portion of a dividend as described above exceed a number equal to the dividend payment or portion thereof, as applicable, divided by $1.95, which amount (the “Floor Price”) represents approximately one–third of the Initial Price, subject to adjustment in a manner inversely proportional to any adjustment to each Fixed Conversion Rate as set forth in Section 11 hereof. To the extent that the amount of the declared dividend exceeds the product of the number of shares of Common Stock delivered in connection with such declared dividend and the Average Price, the Corporation shall, if it is legally able to do so, pay such excess amount in cash. In connection with a dividend payment made using any Common Stock, no fractional shares of Common Stock shall be delivered to the holders of the Preferred Stock, but the Corporation shall instead pay a cash amount to each Holder that would otherwise be entitled to a fraction of a share of Common Stock based on the Average Price. The Corporation shall not pay any portion of a dividend on the Preferred Stock in shares of Common Stock unless the shares of Common Stock to be issued and delivered may be publicly resold by Holders that are not “affiliates” (within the meaning of Rule 144 of the Securities Act) of the Corporation without registration under the Securities Act.

5. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation resulting in a distribution of assets to the holders of any class or series of the Capital Stock of the Corporation, whether voluntary or involuntary, before any distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock but after any distributions are made on any of the Corporation’s indebtedness and to holders of Senior Stock, Holders shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount equal to $1,000 per share of Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of that liquidation, dissolution or winding-up of the Corporation, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the Holders and holders of any Parity Stock are insufficient to pay in full the aforesaid preferential amount, then such assets, or the proceeds thereof, shall be distributed among the Holders and holders of any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, other securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any entity or the consolidation, merger or amalgamation of any entity with or into the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c) Subject to the rights of the holders of any Parity Stock, after payment in full of the Liquidation Preference and an amount equal to all accumulated and unpaid dividends to which Holders are entitled has been made to the Holders, as provided in this Section 5, Holders shall not be entitled to any further payment or other participation in any distribution of the Corporation’s assets.

6. Mandatory Conversion. (a) Each share of Preferred Stock, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate described in Section 6(b) hereof.

(b) The “Conversion Rate,” which is the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock on the Mandatory Conversion Date, shall, subject to adjustment pursuant to Section 11, be as follows:

(i) if the Applicable Market Value is greater than the Threshold Appreciation Price, then the Conversion Rate shall be the Minimum Conversion Rate;

(ii) if the Applicable Market Value is less than or equal to the Threshold Appreciation Price and greater than or equal to the Initial Price, then the Conversion Rate shall be equal to the Liquidation Preference per share of Preferred Stock divided by the Applicable Market Value; or

(iii) if the Applicable Market Value is less than the Initial Price, then the Conversion Rate shall be the Maximum Conversion Rate.

(c) In addition to the shares of Common Stock issuable upon automatic conversion of the Preferred Stock under Section 6(a) hereof (except as to the extent set forth in clause (d) below), the Corporation shall pay or deliver to Holders, on the date described in Section 10(h)(ii), out of legally available funds of the Corporation, an amount in cash, shares of Common Stock or a combination thereof (as elected by the Corporation) equal to all accumulated and unpaid dividends on such Preferred Stock that have not been declared by the Board of Directors for all Dividend Periods up to and including the Mandatory Conversion Date (the “Additional Amount”).

(d) If the Corporation elects to pay all or a portion of the Additional Amount in Common Stock, the Corporation shall give the Holders of the Preferred Stock notice of such election and of the portion of such payment that shall be made in cash and the portion that shall be made in Common Stock no later than 25 Scheduled Trading Days prior to the Mandatory Conversion Date. If the

Corporation elects to pay the Additional Amount, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purposes at 97% of the Applicable Market Value. Notwithstanding the foregoing, in no event shall the number of shares of Common Stock the Corporation delivers in payment of all or a portion of the Additional Amount exceed a number equal to the Additional Amount divided by the Floor Price. To the extent that the Additional Amount exceeds the product of the number of additional shares of Common Stock delivered in connection with such Additional Amount and 97% of the Applicable Market Value, the Corporation shall, if it is legally able to do so, pay such excess amount in cash. To the extent that, on the Mandatory Conversion Date, the Corporation is not legally able to pay such excess amounts in cash, no cash payment shall be made and the Corporation’s obligation to pay such amounts shall be deemed satisfied. The Corporation shall not pay any portion of the Additional Amount on the Preferred Stock in Common Stock unless the shares of Common Stock to be issued and delivered may be publicly resold by Holders that are not “affiliates” (within the meaning of Rule 144 of the Securities Act) of the Corporation without registration under the Securities Act.

7. Conversion at the Option of the Holder.

(a) Other than during the Make-whole Conversion Period, Holders shall have the right to convert their Preferred Stock, in whole or in part, at any time prior to the Mandatory Conversion Date and the date the Corporation provides a Reorganization Event Conversion Notice (so long as the conditions described in Section 9 have been satisfied), if applicable, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustments pursuant to Section 11 hereof.

(b) If as of the Optional Conversion Date, the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all Dividend Periods ending prior to such Optional Conversion Date, the Corporation shall deliver to the converting Holder a number of additional shares of Common Stock equal to such amount of accumulated and unpaid dividends that have not been declared (the “Early Conversion Additional Amount”), divided by the greater of the Floor Price and 97% of the average of the Closing Prices of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding such Optional Conversion Date (the “Early Conversion Market Value”). To the extent that the Early Conversion Additional Amount exceeds the product of the number of shares of Common Stock delivered in connection with such Early Conversion Additional Amount and 97% of the Early Conversion Market Value, the Corporation shall, if legally able to do so, pay such excess amount in cash. To the extent that the Corporation is not legally able to pay any such excess amount in cash, no cash payment shall be made and the Corporation’s obligation to pay such amount shall be deemed satisfied.

(c) If a Holder converts its Preferred Stock pursuant to this Section 7 during the period commencing immediately after 5:00 p.m., New York City time, on a Record Date for a dividend on Preferred Stock that the Corporation has declared, to 9:00 a.m., New York City time, on the payment date for such dividend, (i) the holder of record as of the Record Date for such dividend shall receive the dividend on such converted Preferred Stock on the relevant payment date for such dividend as set forth in Section 4(b) and (ii) the converting Holder (whether or not such Holder was the holder of record as of the Record Date for such dividend) must pay to the Conversion Agent an amount in cash equal to such dividend payable on that payment date on the shares of the Preferred Stock, except that no such payment shall be required for an Optional Conversion made during a Make-whole Conversion Period.

(d) For the avoidance of doubt, this Section 7 shall not apply to Holders exercising their right to convert their shares of Preferred Stock during a Make-whole Conversion Period under Section 8.

8. Conversion Upon Make-whole Event. (a) If a Make-whole Event occurs prior to the earlier of (i) the Mandatory Conversion Date and (ii) the date on which the Corporation provides a Reorganization Event Conversion Notice (so long as the conditions described in Section 9 have been satisfied), if applicable, then Holders shall have the right, during the Make-whole Conversion Period, to convert their shares of Preferred Stock into shares of Common Stock at the Make-whole Conversion Rate.

(b) (i) In addition to the shares of Common Stock issuable upon conversion of the Preferred Stock under Section 8(a) hereof, the Corporation shall pay Holders who convert their shares of Preferred Stock during the Make-whole Conversion Period an amount (the “Make-whole Amount”) in cash, except to the extent the Corporation elects to make all or any portion of such payment in Common Stock, equal to the sum of (1) all accrued, accumulated and unpaid dividends on the shares of the Preferred Stock to be converted as of the applicable Make-whole Effective Date, whether or not declared (including the portion of dividends for the then-current Dividend Period accrued through such Make-whole Effective Date) and (2) the present value, calculated as of such Make-whole Effective Date, of all remaining dividend payments on the shares of Preferred Stock to be converted through, and including, the Mandatory Conversion Date (excluding the portion of dividends for the then-current Dividend Period accrued through the Make-whole Effective Date), discounted on a quarterly basis assuming a 360-day year consisting of twelve 30-day months at an annual discount rate of 7.00%; provided that if (a) a Holder converts its shares of Preferred Stock during the period from 5:00 p.m., New York City time, on a Record Date for a dividend that the Board of Directors has declared, to 9:00 a.m., New York City time, on the payment date for such dividend, or (b) the payment date for any dividend occurs during the Make-whole Conversion Period, then, in each case, dividends shall be paid on the related dividend payment dates, and the Make-whole Amount shall be reduced by the amount of the dividends so declared or paid on the shares of Preferred Stock converted.

(ii) If the Corporation elects to pay the Make-whole Amount, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purposes at 97% of the Make-whole Market Value. Notwithstanding the foregoing, in no event shall the number of shares of Common Stock the Corporation delivers in payment of all or a portion of the Make-whole Amount exceed a number equal to the Make-whole Amount (or portion thereof) divided by the Floor Price. To the extent that the Make-whole Amount exceeds the product of the number of additional shares of Common Stock delivered in connection with such Make-whole amount and 97% of the Make-Whole Market Value, the Corporation shall, if it is legally able to do so, pay such excess amount in cash. To the extent that, on the applicable Optional Conversion Date, the Corporation is not legally able to pay such excess amounts in cash, no cash payment shall be made and the Corporation’s obligation to pay such amounts shall be deemed satisfied.

The Corporation shall not pay any portion of a Make-whole Amount in shares of Common Stock unless the shares of Common Stock to be issued and delivered may be publicly resold by Holders that are not “affiliates” (within the meaning of Rule 144 of the Securities Act) of the Corporation without registration under the Securities Act.

(c) To exercise the right to convert shares of Preferred Stock into shares of Common Stock at the Make-whole Conversion Rate and to receive the Make-whole Amount pursuant to this Section 8, Holders must submit their shares of Preferred Stock for conversion during the Make-whole Conversion Period.

(d) The Corporation shall notify Holders, to the extent practicable, at least 20 days prior to the anticipated Make-whole Effective Date, of the anticipated Make-whole Effective Date, but in any event not later than two Business Days after the Corporation becomes aware of the occurrence of the Make-whole Event, unless the Corporation has previously notified its holders of Common Stock of this information. The Corporation shall not, however, be required to provide such notice at any time the potential Make-whole Event constitutes confidential information. In addition, the Corporation shall notify Holders, not later than the second Business Day following the Make-whole Effective Date, of (i) the Make-whole Conversion Rate, (ii) the Make-whole Amount (for the purposes of such notice, without giving effect to the proviso to the definition thereof), (iii) the amount of accumulated and unpaid dividends on Preferred Stock that the Board of Directors has not declared as of such Make-whole Effective Date and (iv) if the Corporation elects to pay all or a portion of the Make-whole Amount in shares of Common Stock, the portion of such payment that shall be made in cash and the portion that shall be made in Common Stock.

9. Conversion Upon Certain Reorganization Events.

(a) If an event described in clause (i), (ii) or (iv) of Section 13(a), with a Person who is not an Affiliate of the Corporation, is anticipated to occur in which: (i) the Corporation is not the surviving entity and (ii) the shares of the Preferred Stock cannot become shares of the surviving entity with, in respect of such surviving entity, the same rights, preferences and voting powers as the Preferred Stock, then the Corporation may, at its option, (A) cause the conversion of all, but not less than all, Outstanding shares of Preferred Stock (the “Reorganization Event Conversion”) and (B) pay a “make-whole amount” in cash as described below; provided that the Corporation shall only cause such Reorganization Event Conversion and make such “make-whole amount” payment if the Corporation is legally able to pay in cash out of legally available funds the “make-whole amount”. The Reorganization Event Conversion shall occur on the effective date of such Reorganization Event (the “Reorganization Event Conversion Date”). If the Corporation exercises this option, each Holder of the Preferred Stock shall receive (i) Reference Property at the Make-whole Conversion Rate as if such Reorganization Event were a Make-whole Event, with the Make-whole Effective Date being the effective date of the Reorganization Event and the Make-whole Market Value being the Fair Market Value of the Reference Property payable per share in the Reorganization Event and (ii) an amount of cash, calculated and paid on the same basis as a Make-whole Amount payment made in connection with a Make-whole Event; provided that for purposes of calculating the Make-whole Amount an annual discount rate of 2.0% shall be used for calculating the present value of all remaining dividend payments on the shares of Preferred Stock to be converted through, and including, the Mandatory Conversion Date. In order for the Corporation to exercise its option for a Reorganization Event Conversion, the Corporation must provide written notice to the Holders not later than 30 days prior to the anticipated effective date of the Reorganization Event the (“Reorganization Event Conversion Notice”). If the Corporation exercises this option for a Reorganization Event Conversion, the Corporation shall not need to comply with the procedures under Section 8.

10. Conversion Procedures. (a) In order to exercise the right to convert shares of Preferred Stock held by certificated form prior to the Mandatory Conversion Date under Sections 7 or 8, Holders of shares of Preferred Stock must:

(1) complete and manually sign the “Notice of Optional Conversion” (as set forth on the form of stock certificate attached as Exhibit A hereto) or a facsimile thereof;

(2) deliver the completed Notice of Optional Conversion and the stock certificates representing the shares of Preferred Stock to be converted to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents to the Conversion Agent to the extent that shares of Common Stock issued, or cash paid by the Corporation, upon conversion of Preferred Stock are to be issued in a name or paid to a Person other than the Holder;

(4) pay all transfer or similar taxes, if any, required, under Section 10(c); and

(5) pay the amount, if any, required under Section 7(c).

The date that a Holder satisfies the foregoing requirements, or the requirements set forth in Section 10(b), if applicable, is the “Optional Conversion Date.”

(b) In order to exercise the right to convert a beneficial interest in Preferred Stock, held in book entry form through the facilities of the Depositary, the holder of the beneficial interest must comply with the procedures of the Depositary, and, if applicable, make arrangements with the Depositary to pay the taxes and the amounts specified in Section 10(a)(4) and (5) above in respect of the beneficial interest converted. The Holder shall not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if the Holder exercises their conversion rights, but the Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Holder.

(c) The Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock, other than the transfer taxes payable upon the issuance of shares of Common Stock upon conversion of Preferred Stock in a name or names other than that of the Holder, which shall be paid by the converting Holder. If the Corporation is required to withhold on distributions of Common Stock in respect of dividends in arrears or in respect of the net present value of future dividends to a Holder and the Corporation pays the applicable withholding taxes, the Corporation may, at its option, set off any such payment against payments of cash or shares of Common Stock payable to such Holder.

(d) Effective immediately prior to 5:00 p.m., New York City time, on the Optional Conversion Date, Reorganization Event Conversion Date or the Mandatory Conversion Date, as applicable, dividends on the converted shares of Preferred Stock shall cease to accrue and accumulate and the converted shares of Preferred Stock shall cease to be Outstanding, in each case subject to the right of Holders of such converted shares of Preferred Stock to receive the consideration issuable upon conversion which they are entitled to pursuant to Section 6, 7, 8 or 9 hereof, as applicable.

(e) As of 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable, the issuance by the Corporation of shares of Common Stock upon conversion of Preferred Stock shall be deemed effective and the Person entitled to receive such shares of Common Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock. Subject to Section 11(l), prior to 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as the case may be, the shares of Common Stock issuable upon conversion shall not be deemed outstanding for any purpose, and Holders of Preferred Stock shall have no rights with respect to the shares of Common Stock issuable upon conversion by virtue of holding Preferred Stock.

(f) In connection with the conversion of any shares of the Preferred Stock, no fractional shares of Common Stock or other securities constituting Reference Property shall be issued to the converting Holders, including in connection with any Additional Amount, Early Conversion Additional Amount or Make-whole Amount. In lieu of any fractional shares of Common Stock or other securities constituting Reference Property otherwise issuable to a Holder upon conversion, the Corporation shall pay or deliver, as applicable, to the converting Holders, at its option, either (i) a number of shares of Common Stock, or other securities constituting Reference Property, rounded up to the next whole number of shares or securities, or (ii) an amount in cash (computed to the nearest cent) equal to the product of that same fraction and the Closing Price of Common Stock, or other securities constituting Reference Property, on the Trading Day immediately preceding the Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable.

(g) If more than one share of the Preferred Stock shall be surrendered for conversion at one time by or for the same Holder, the number of shares of Common Stock or other securities constituting Reference Property issuable upon conversion of those shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.

(h) (i) With respect to any conversion of shares of Preferred Stock prior to the Mandatory Conversion Date under Section 7 or 8,

(1) if the shares of Preferred Stock being converted are held in certificated form, promptly following the relevant Optional Conversion Date the Corporation shall (a) deliver or cause to be delivered to the converting Holder stock certificates representing the whole number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock, and (b) return to the converting Holder stock certificates representing the number of shares of Preferred Stock surrendered, but not converted, that remain Outstanding after the Conversion Date,

(2) if the shares of Preferred Stock converted are held in book entry form through the facilities of the Depositary, promptly following the relevant Optional Conversion Date the Corporation shall cause (a) the Transfer Agent and Registrar to reduce the number of shares of Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate in lieu of delivering a new stock certificate representing the unconverted balance, and (b) the shares of Common Stock issuable upon conversion to be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, subject to compliance with the Depositary’s procedures for converting a beneficial interest in a global security, and

(3) in either case, on the Business Day immediately following the relevant Optional Conversion Date the Corporation shall deliver or cause to be delivered to the converting Holder any cash payment for any fractional shares that the Corporation is obligated to pay such converting Holder under Section 10(f) and any cash portion of any Make-whole Amount that the Corporation is obligated to pay such converting Holder under Section 8, as applicable.

(ii) With respect to the mandatory conversion of shares of Preferred Stock under Section 6,

(1) if the shares of Preferred Stock being converted are held in certificated form, promptly following the Mandatory Conversion Date the Corporation shall deliver or cause to be delivered to the converting Holder stock certificates representing the whole number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock,

(2) if the shares of Preferred Stock being converted are held as a beneficial interest in a global security issued in the name of the Depositary or its nominee, promptly following the Mandatory Conversion Date the Corporation shall cause to be delivered to the converting Holder shares of Common Stock issuable upon conversion through book–entry transfer through the facilities of the Depositary, subject to compliance with the Depositary’s procedures for converting a beneficial interest in a global security, and

(3) in either case, on the Business Day immediately following the Mandatory Conversion Date the Corporation shall deliver or cause to be delivered to the converting Holder any cash payment for any fractional shares that the Corporation is obligated to pay such converting Holder under Section 10(f) and any cash portion of any Additional Amount that the Corporation is obligated to pay such converting Holder under Section 6, as applicable.

(iii) With respect to a Reorganization Event Conversion of shares of Preferred Stock under Section 9, the Corporation shall deliver or cause to be delivered, promptly following the Reorganization Event Conversion Date, to the converting Holder the amount and kind of Reference Property (other than cash) that the Corporation is obligated to deliver to such converting Holder under Section 9(a) and, on the Business Day immediately following the Reorganization Event Conversion Date, the amount of cash that the Corporation is obligated to pay such Converting Holder in respect of Reference Property consisting of cash, any fractional shares under Section 10(f) and any “Make-whole Amount” under Section 9(a)(ii), as applicable.

11. Conversion Rate Adjustments. Each Fixed Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 11.

(a) If the Corporation issues shares of Common Stock as a dividend or distribution on shares of Common Stock to all or substantially all holders of Common Stock, or if the Corporation effects a share split or share combination of Common Stock, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × OS1 / OS0

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate in effect taking such event into account;

OS0	= the number of shares of Common Stock outstanding immediately prior to the effective time of the adjustment relating to such event; and

OS1

=  the number of shares of Common Stock outstanding immediately after the effective time of the adjustment relating to such event (giving effect to such dividend, distribution, share split or share combination, as applicable, as of such effective time).

Any adjustment made pursuant to this Section 11(a) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date or the effective date of such share split or combination, as applicable. If any dividend or distribution of the type described in this Section 11(a) is declared but not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, each new Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such split or combination, to the Fixed Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) If the Corporation issues to all or substantially all holders of Common Stock any rights, warrants, options or other securities entitling them (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of Common Stock entitled to receive such rights, warrants, options or other securities) to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of Common Stock entitled to receive such convertible securities), in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-dividend Date for such issuance, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate in effect taking such event into account;

OS0	= the number of shares of Common Stock outstanding immediately prior to the effective time of the adjustment relating to such event;

X	= the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, convertible securities or other securities; and

Y

=  the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, convertible securities or other securities and (B) the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-dividend Date for such issuance.

Any adjustment made pursuant to this Section 11(b) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date. For purposes of this Section 11(b), in determining whether any rights, warrants, options, convertible securities or other securities entitle the holders of Common Stock to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable average of the Closing Prices of Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, convertible securities or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith. If any rights, warrants, options, convertible securities or other securities described in this Section 11(b) are not so issued, the Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, warrants, options, convertible securities or other securities, to the Fixed Conversion Rate that would then be in effect if such issuance had not been declared. If any rights, warrants, options, convertible securities or other securities described in this Section 11(b) are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if the adjustments made upon the issuance of such right, warrant, option, convertible security or other securities had been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(c) (i) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or its other assets or property to all or substantially all holders of Common Stock, excluding:

(A) dividends, distributions, rights, warrants, options, convertible securities or other securities as to which an adjustment was effected pursuant to Section 11(a) or (b) hereof,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-offs described in this Section 11(c),

then each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × SP0 / (SP0 – FMV)

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate taking such event into account;

SP0	= the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-dividend Date for such distribution; and

FMV

=  the Fair Market Value (as determined by the Board of Directors in good faith) of the shares of the Corporation’s Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock as of the Ex-Dividend Date for such distribution.

An adjustment to each Fixed Conversion Rate made pursuant to this Section 11(c)(i) shall be made successively whenever any such distribution is made and shall become effective immediately after 5:00 p.m., New York City time, on the Record Date.

(ii) If the Corporation distributes to all holders of Common Stock shares of Capital Stock of any class or series, and such shares of capital stock are listed for trading on a U.S. national securities exchange, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation, and such shares of capital stock are listed for trading on a U.S. national securities exchange (a “Spin-off”), each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × (FMV0 + MP0) / MP0

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate taking such event into account;

FMV0

=  the average of the Closing Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first ten consecutive Trading Day period commencing on, and including, the Trading Day following the effective date of such Spin-off (such period, the “Valuation Period”); and

MP0	= the average of the Closing Prices of Common Stock over the Valuation Period.

If the application of the foregoing formula would result in a decrease in a fixed conversion rate, no adjustment to such Fixed Conversion Rate shall be made. An adjustment to each Fixed Conversion Rate made pursuant to this Section 11(c)(ii) shall occur on the final Trading Day of the Valuation Period; provided that in respect of any conversion of Preferred Stock within the ten consecutive Trading Days immediately following the date of the Spin-off, references with respect to the Spin-off to “ten consecutive Trading Day period” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-off and the Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable, in determining the applicable Fixed Conversion Rate.

(iii) If any such dividend or distribution described in this Section 11(c) is declared by the Board of Directors but not paid or made, each new Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(d) If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all or substantially all holders of Common Stock (other than (i) in connection with the Corporation’s liquidation dissolution or winding up or (ii) payments with respect to tender or exchange offers described in Section 11(e) to the extent characterized as a dividend or distribution), each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × SP0 / (SP0 – C)

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate taking such event into account;

SP0

=  the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-dividend Date for such dividend or distribution; and

C	= the amount in cash per share that the Corporation distributes to holders of Common Stock.

An adjustment to each Fixed Conversion Rate made pursuant to this Section 11(d) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date. If any dividend or distribution described in this Section 11(d) is declared but not so paid or made, each new Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) If the Corporation or any Subsidiary makes a payment in respect of a tender or exchange offer for Common Stock (other than a tender offer solely to holders of fewer than 100 shares of Common Stock), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period commencing on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where,

CR0	= the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1	= the new Fixed Conversion Rate taking such event into account;

AC

=  the Fair Market Value (as determined by the Board of Directors in good faith), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares accepted for purchase or exchange in such tender or exchange offer;

OS0

=  the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS1	= the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP1

=  the average of the Closing Prices of Common Stock over the ten consecutive Trading Day period commencing on the Trading Day next succeeding the Expiration Date (such period, the “Tender Offer Valuation Period”).

If the application of the foregoing formula would result in a decrease in a Fixed Conversion Rate, no adjustment to such Fixed Conversion Rate shall be made. Any adjustment to a Fixed Conversion Rate made pursuant to this Section 11(e) shall become effective immediately after 5:00 p.m., New York City time, on the final Trading Day of the Tender Offer Valuation Period; provided that in respect of any conversion within the ten consecutive Trading Days next succeeding the Expiration Date, references with respect to “ten consecutive Trading Day period” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date and the Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable, in determining the applicable Fixed Conversion Rate.

If the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation, or such Subsidiary, is permanently prevented by applicable law from effecting any such purchase, or all such purchases are rescinded, then each new Fixed Conversation Rate shall be readjusted to be the Fixed Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(f) If the Corporation has in effect a rights plan while any shares of Preferred Stock remain Outstanding, Holders shall receive, upon a conversion of Preferred Stock, in addition to shares of Common Stock, the rights under the rights plan unless, prior to the applicable Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as the case may be, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock, in which case each Fixed Conversion Rate shall be increased at the time of separation as if the Corporation distributed to all holders of Common Stock, shares of the Corporation’s Capital Stock, evidences of indebtedness or other assets or property as described in Section 11(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(g) Notwithstanding the provisions of this Section 11, no adjustment to each Fixed Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis and without converting their Preferred Stock.

(h) Notwithstanding the provisions of this Section 11, no adjustment to each Fixed Conversion Rate need be made if the Common Stock to be issued upon conversion will actually receive the consideration provided in, or be subject to, the transaction or event that would otherwise trigger the adjustment.

(i) No adjustment to a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of a Fixed Conversion Rate then in effect; provided that any adjustments that by reason of this Section 11(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth ( 1/10,000th) of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Preferred Stock.

(j) To the fullest extent permitted by law, the Corporation may (but are not required to) make such increases in each Fixed Conversion Rate, in addition to those required by this Section 11, as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights or warrants to acquire Common Stock) or from any event treated as such for income tax purposes. To the fullest extent permitted by applicable law, the Corporation from time to time may increase each Fixed Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation, which determination shall be conclusive. The Corporation shall make such discretionary adjustments pursuant to this Section 11(j) only if the Corporation makes the same proportionate adjustment to each Fixed Conversion Rate.

(k) If an adjustment is made to the Fixed Conversion Rates, an inversely proportional adjustment also shall be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which clauses of the definition of the Conversion Rate shall apply on the Mandatory Conversion Date. Because (A) the Applicable Market Value is an average of the

Closing Prices of Common Stock over a 20 consecutive Trading Day period, (B) the Early Conversion Market Value is an average of the Closing Prices of the Common Stock over a 20 consecutive Trading Day period, (C) the Average Price is an average of the Closing Prices of Common Stock over a five consecutive Trading Day period, and (D) unless the holders of Common Stock receive only cash in the Make-whole Event (in a single per share amount) the Make-whole Market Value is an average of the Closing Prices over a 10 consecutive Trading Day period, the Corporation shall make appropriate adjustments to the Closing Prices prior to the relevant Record Date, Make-whole Effective Date or Expiration Date, as the case may be, used to calculate the Applicable Market Value, the Average Price or the Make-whole Market Value, as the case may be, to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the period in which the Applicable Market Value, the Early Conversion Value, the Average Price or the Make-whole Market Value, as the case may be, is being calculated.

(l) Because (A) the period in which the Applicable Market Value is calculated ends on the third Trading Day immediately preceding the Mandatory Conversion Date, (B) the period in which the Early Conversion Market Value is calculated ends on the third Trading Day immediately preceding the applicable Optional Conversion Date and (C) the period in which the Average Price is calculated ends on the second Trading Day immediately preceding the payment date for the relevant dividend, the Corporation shall deem Holders to be holders of record of Common Stock on the applicable Adjustment Date, solely to the extent that such holders shall receive shares of Common Stock upon Mandatory Conversion, Optional Conversion or the payment of a dividend, as applicable, and solely to the extent necessary to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective (each such effective date, an “Adjustment Date”):

(i)	after the period in which the Applicable Market Value is calculated but before the Mandatory Conversion Date,

(ii)	after the period in which the Early Conversion Market Value is calculated but before the applicable Optional Conversion Date, or

(iii)	after the period in which the Average Price is calculated but before the payment date for a dividend to be paid,

as applicable.

In each such case, the Holders shall receive the dividend or distribution on Common Stock, or additional shares issued upon a stock split, together with any shares of Common Stock that such Holders would otherwise receive upon Mandatory Conversion, Optional Conversion, or the payment of the relevant dividend; provided, however, that the number of shares received would be decreased upon an Adjustment Date associated with a share combination as described in Section 11(a) or any readjustment to the Fixed Conversion Rates pursuant to Section 11.

If the Corporation shall be required to withhold on constructive distributions to a Holder and the Corporation pays the applicable withholding taxes, the Corporation may, at its option, set off any such payment against payments of cash or shares of Common Stock payable to such Holder.

(m) Whenever Fixed Conversion Rates are adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth each Fixed Conversion Rate after such adjustment and a brief statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Fixed Conversion Rates and may assume that the last Fixed Conversion Rates of which it has knowledge are still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of Fixed Conversion Rates setting forth the adjusted Fixed Conversion Rates and the date on which each adjustment becomes effective and shall promptly mail such notice of adjustment of Fixed Conversion Rates to each Holder at its last address appearing in the stock register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(n) For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 11, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

12. Limitation of Beneficial Ownership. No Holder of Preferred Stock shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than 4.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a Holder upon conversion of Preferred Stock is not made, in whole or in part, as a result of this Section 8, the obligation of the Corporation to make such delivery shall not be extinguished and the Corporation shall deliver such shares of Common Stock as promptly as practicable after, but in no event later than two Trading Days after, any such converting Holder gives notice to the Corporation that such delivery would not result in such converting Holder being the beneficial owner of more than 4.9% of the shares of Common Stock outstanding at such time.

13. Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

(a) Subject to the Corporation’s right to convert the Preferred Stock under Section 9, in the event of:

(i)	any consolidation, merger or combination of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)	any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person;

(iii)	any reclassification of Common Stock; or

(iv)	any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition covered by clause (i) above),

in each case where shares of Common Stock are exchanged for, or converted into, stock, securities, property or assets (including cash or any combination thereof) (a “Reorganization Event”), each share of Preferred Stock Outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of securities, cash and other property that such Holder would have been entitled to receive if such Holder had converted its Preferred Stock into Common Stock immediately prior to such Reorganization Event (the “Reference Property”). The type and amount of consideration that a Holder would have been entitled to receive as a holder of Common Stock in the case of any event that causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) shall be deemed to be (i) if holders of the majority of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (ii) if the holders of a majority of the shares of Common Stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders. In such event, on the applicable Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable, the applicable conversion rate then in effect shall be applied to determine the amount and value of securities, cash or property a Holder would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a Record Date prior to the date such shares of Preferred Stock are actually converted). The number of units of Reference Property to be delivered upon conversion shall be based on the applicable Conversion Rate in connection with any such conversion.

(b) The Corporation shall cause notice of the application of this Section 13 to be delivered to each Holder at the address of such Holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 13(a). Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 13.

(c) The above provisions of this Section 13 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 13 applies to any event or occurrence, Section 11 shall not apply to such event or occurrence.

14. Voting Rights.

(a) The holders of record of shares of the Preferred Stock shall not be entitled to any voting rights except as provided in this Section 14 or as otherwise required by law of the State of Nevada.

(b) So long as any shares of the Preferred Stock remain outstanding, the Corporation shall not, without the consent of the Holders of at least two-thirds of the Outstanding shares of the Preferred Stock, voting separately as a class with all other Parity Stock upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of Senior Stock. In addition, the Corporation shall not alter, repeal, or amend, whether by merger, consolidation, combination, reclassification or otherwise any provisions of the Amended and Restated Articles of Incorporation or of the Resolutions contained in the Certificate of Designation so as to amend, alter or adversely affect any power, preference or special right of the Preferred Stock or the Holders thereof without the affirmative vote of not less than two-thirds of the issued and Outstanding Preferred Stock voting separately as a class; provided that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock shall not be deemed to adversely affect such powers, preferences or special rights.

(c) If and whenever an amount equal to six quarterly dividends, whether or not consecutive, payable on the Preferred Stock, are not paid or otherwise declared and set aside for payment, then, immediately prior to the next annual meeting of the Corporation’s stockholders (or a special meeting of the Corporation’s stockholders called for the purpose of electing Preferred Stock Directors, whichever is earlier), the total number of directors constituting the Board of Directors shall automatically be increased by two, and the Holders (voting separately as a class with all other Parity Stock upon which like voting rights have been conferred and are exercisable) shall be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until all accumulated and unpaid dividends on the Preferred Stock up to the most recent Dividend Payment Date have been fully paid or set aside for payment. The Preferred Stock Directors shall not be divided into the classes of the Board of Directors and the term of office of all such Preferred Stock Directors shall terminate immediately upon the termination of the right of the Holders and holders of such Parity Stock to vote for directors, and, upon such termination, the total number of directors constituting the Board of Directors shall be automatically reduced by two. Each Holder shall have one vote for each share of Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to this Section 14(c), or if a vacancy shall exist in the office of any Preferred Stock

Director, the Board of Directors may, and upon written request of the Holders of record of at least 25% of the Outstanding shares of Preferred Stock or after the passing of 40 days shall, call a special meeting of the Holders (voting separately as a class with all other series of Parity Stock) for the purpose of electing the Preferred Stock Director that such Holders are entitled to elect. Any vacancy occurring in the office of a Preferred Stock Director may be filled by the remaining Preferred Stock Director unless and until such vacancy shall be filled by the Holders and holders of all other Parity Stock having like voting rights, as provided above.

(d) If any shares of Preferred Stock remain Outstanding at any time, the Corporation shall not issue any Parity Stock with voting rights of more than one vote per $1,000 of liquidation preference of the Parity Stock if the Corporation confers on such Parity Stock like voting rights to the Preferred Stock. In any case where the holders of the mandatory convertible preferred stock are entitled to vote as a class with holders of Parity Stock or other classes or series of preferred stock, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

15. Reservation of Common Stock; Common Stock to be Fully Paid; Compliance with Governmental Requirements; Common Stock Listing. The Corporation shall:

(a) at all times reserve and keep available out of the authorized and unissued shares of Common Stock, free from preemptive rights, or shares of Common Stock held in treasury by the Corporation, free of all liens, charges, security interests and encumbrances, for solely issuance upon the conversion of shares of the Preferred Stock such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all shares of Preferred Stock then Outstanding;

(b) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Preferred Stock hereunder);

(c) ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock shall, upon delivery, be duly and validly issued and fully paid and non-assessable, free of all liens, charges, security interests and encumbrances and not subject to any preemptive rights; and

(d) list and keep listed all shares of Common Stock issuable upon conversion of all shares of Preferred Stock on the New York Stock Exchange or any other national securities exchange or automated quotation system so long as the Common Stock shall be listed on such exchange or automated quotation system, if permitted by the rules of such exchange or automated quotation system; provided that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Preferred Stock into shares of Common Stock in accordance with the provisions hereof, the Corporation shall list all shares of Common Stock issuable upon conversion of all shares of Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

16. Transfer Agent and Registrar. The duly appointed Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Preferred Stock shall be The Bank of New York Mellon. The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

17. Stock Certificates. (a) Shares of Preferred Stock shall be represented by stock certificates substantially in the form set forth as Exhibit A hereto, or such other form determined in accordance with the By-Laws of the Corporation and applicable Nevada law.

(b) Stock certificates representing shares of the Preferred Stock shall be signed by authorized officers of the Corporation, in accordance with the By-Laws of the Corporation and applicable Nevada law, by manual or facsimile signature.

(c) A stock certificate representing shares of the Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar.

(d) If any officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nevertheless.

18. Book Entry Form; Restrictions on Transfer. (a) The shares of Preferred Stock shall be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more stock certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing the form of global securities legend set forth in Exhibit A. The aggregate number of shares of Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.

(b) So long as DTC, or its nominee, is the registered owner or holder of the Global Preferred Shares, the Depositary or its nominee shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the owner of the Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and participants in the Depositary, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

(c) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d) If DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, the Corporation will issue certificated shares in exchange for the Global Preferred Shares. In any such case, stock certificates representing the Global Preferred Shares shall be exchanged in whole for definitive stock certificates that are not issued in global form, representing an equal aggregate number of shares of Preferred Stock. Definitive stock certificates representing shares of Preferred Stock issued in exchange for stock certificates in global form shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.

19. Replacement of Stock Certificates.

(a) If any of the stock certificates representing the Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated stock certificate, or in lieu of and substitution for the stock certificate lost, stolen or destroyed, a new stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation shall not be required to issue any stock certificates representing the Preferred Stock on or after the Mandatory Conversion Date or the Reorganization Event Conversion Date, if applicable. In lieu of delivery of a replacement certificate following the Mandatory Conversion Date or the Reorganization Event Conversion Date, if applicable, the Conversion Agent, upon delivery of the evidence and indemnity described in Section 19(a) hereof, shall deliver any shares of Common Stock, Reference Property and cash issuable pursuant to the terms of the shares of Preferred Stock formerly evidenced by the certificate.

20. Paying Agent and Conversion Agent.

(a) The Corporation shall maintain in the Borough of Manhattan, New York, New York (i) an office or agency where Preferred Stock may be presented for payment of dividends (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any Holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

(b) Dividend payments due on the Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in New York City and at any other office or agency maintained by the Corporation for such purpose. Dividend payments shall be payable, at the Company’s option, by United States dollar check mailed to the address of the Person entitled thereto as such Person’s address appears in the Preferred Stock register, or by wire transfer to a U.S. dollar account maintained by a Holder with a bank located in New York City. Notwithstanding the foregoing, dividend payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

21. Miscellaneous.

(a) The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(b) Notwithstanding anything set forth elsewhere herein, the Liquidation Preference, conversion rights and the annual dividend rate with respect to Preferred Stock set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(c) Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of preferred stock, par value $.15 per share, of the Corporation and may be reissued as part of a new series of preferred stock, par value $.15 per share, of the Corporation, subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation or in any other Certificate of Designation of the Corporation creating a series of preferred stock, par value $.15 per share, or any similar stock or as otherwise required by law.

Form of Stock Certificate	EXHIBIT A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]1

Certificate Number:	TENET HEALTHCARE CORPORATION	Shares
	7.00% Mandatory Convertible Preferred Stock	CUSIP NO.: 88033G 308
(par value $.15 per share)
(liquidation preference $1,000 per share)

TENET HEALTHCARE CORPORATION, a Nevada corporation (the “Corporation”), hereby certifies that [                    ]2 [Cede & Co. or registered assigns]3 is the registered owner of [the number of]3 [                    ]4 fully paid and non-assessable shares of 7.00% Mandatory Convertible Preferred Stock of Tenet Healthcare Corporation, [set forth in Schedule I hereto]3, transferable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. This certificate and the shares of Preferred Stock represented hereby are issued and shall be held subject to the provisions of the certificate of incorporation and by-laws of the Corporation, including all amendments thereto.

The Corporation shall furnish without charge to each registered holder of Preferred Stock who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of the Preferred Stock, and the qualifications, limitations or restrictions of such preferences and rights.

This certificate is not valid unless countersigned by the transfer agent and registered by the registrar.

Witness the seal of the Corporation and signatures of its duly authorized officers, which seal and signatures may be in facsimile form.

TENET HEALTHCARE CORPORATION		[seal]	Dated:

By:			Countersigned and registered
	General Counsel and Corporate Secretary		THE BANK OF NEW YORK MELLON as transfer agent and registrar
By:			By:
	President and Chief Executive Officer		Authorized Signatory

[1]	Form of global securities legend. Include global securities legend only on stock certificates representing Preferred Stock issued in global form.

[2]	Insert name of registered holder in stock certificates representing Preferred Stock issued in definitive rather than global form.

[3]	Use bracketed language only in stock certificates representing Preferred Stock issued in global form.

[4]	Insert number of shares in stock certificates representing Preferred Stock issued in definitive rather than global form.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Please insert social security or other identifying number of assignee. Please print or typewrite name and address including zip code of assignee:

                     shares of 7.00% Mandatory Convertible Preferred Stock evidenced hereby and irrevocably appoints:

attorney to transfer said shares on the books of the Corporation. The attorney may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this stock certificate)

Signature Guarantee:                                     1

[1]

Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF OPTIONAL CONVERSION

The undersigned hereby irrevocably elects to convert the shares of 7.00% Mandatory Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificates identified below (the “Preferred Stock Certificates”) into shares of common stock, par value $.05 per share (“Common Stock”), of Tenet Healthcare Corporation, a Nevada corporation (the “Corporation”). Unless otherwise specified below, the undersigned elects to convert all shares of Preferred Stock represented by the Preferred Stock Certificates. If shares are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

If required by the terms of the Preferred Stock, the undersigned is also delivering to the Corporation a cash payment equal to the amount of dividends payable on the shares of Preferred Stock being converted.

The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificates (or evidence of loss, theft or destruction thereof) to be converted, the required cash payment, if any, and required transfer taxes, if any, are received by the Corporation or its transfer agent.

Name of registered holder of shares of Preferred Stock to be converted:

Signature:

Name:

Address:[2]

Fax No.:

Stock Certificate Numbers:

(if this Notice is not on the reverse of a stock certificate):

Number of shares of Preferred Stock to be converted (if less than all shares represented by the stock certificates surrendered):

Name of the Person in which shares of Common Stock issuable upon conversion are to be issued (if different from the undersigned):

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE I1

Tenet Healthcare Corporation

7.00% Mandatory Convertible Preferred Stock

Certificate Number:

The number of shares of 7.00% Mandatory Convertible Preferred Stock initially represented by this Global Preferred Stock Certificate shall be             . Thereafter, the Transfer Agent and Registrar shall note changes in the number of shares of Preferred Stock represented by this Global Preferred Stock Certificate in the table set forth below:

Amount of decrease in number of shares represented by this Global Preferred Stock Certificate	Amount of increase in number of shares represented by this Global Preferred Stock Certificate	Number of shares represented by this Global Preferred Stock Certificate following decrease or increase	Signature of authorized officer of transfer agent and registrar

[1]	Attach Schedule I only to stock certificates representing Preferred Stock in global form.

IN WITNESS WHEREOF, Tenet Healthcare Corporation has caused this Certificate of Designation to be signed by the undersigned this day of September 24, 2009.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer